UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2007

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50791	33-0843840
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4767 Nexus Centre Drive
San Diego, CA		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On August 1, 2007 we amended our Collaborative Research, Development, Commercialization and License Agreement with Ajinomoto Co., Inc., dated March 23, 2006, for the discovery and commercialization of novel flavor ingredients in select product categories within Japan and other Asian markets. The amendment expands Ajinomoto’s rights into in additional product categories and geographies not previously licensed by Senomyx. The expanded license will provide Ajinomoto with exclusive rights on the development and commercialization of certain existing flavor ingredients in a wide variety of product categories that were not previously licensed within a respective territory including soups, sauces, instant noodles, snack foods, frozen foods and processed meats.  The new territories for these product categories include Africa, the Caribbean, Europe, Latin America, the Middle East and Oceania. Under the terms of the new amendment, Ajinomoto has agreed to pay us a license fee of $8.0 million.  We expect to recognize the revenue related to the license fee from the effective date of the amendment through April 30, 2008.  Upon commercialization, we will receive royalty payments based on sales of products containing flavor ingredients developed under the agreement. In addition, the royalty obligation includes predetermined minimum royalties.

We intend to file the agreement with the Securities and Exchange Commission in the future and will seek confidential treatment for certain material terms of the amendment at such time.  The press release dated August 1, 2007 announcing our entry into the amendment and describing certain of its material terms is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits.

99.1           Press release of Senomyx, Inc. dated August 1, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

By:	/s/ HARRY LEONHARDT
Harry Leonhardt
Senior Vice President, General Counsel and Corporate Secretary

Date: August 1, 2007

INDEX TO EXHIBITS

99.1         Press release of Senomyx, Inc. dated August 1, 2007.